Exhibit 23.3

Deloitte Touche Tohmatsu Dr. Chucri Zaidan Avenue, nº 1.240 4th to 12th floors - Golden Tower 04711-130 - São Paulo - SP Brazil Tel.: + 55 (11) 5186-1000 Fax: + 55 (11) 5181-2911 www.deloitte.com.br

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-172069 on Form S-8 of our report dated March 22, 2017, relating to the consolidated financial statements as of and for the year ended December 31, 2015, of Ambev S.A. and subsidiaries (the “Company”), which appears in the Annual Report on Form 20-F of Anheuser-Busch InBev SA/NV for the year ended December 31, 2016. The consolidated financial statements of the Company are not separately presented in Anheuser-Busch InBev SA/NV’s Annual Report on Form 20-F.

São Paulo, Brazil

November 29, 2017

/s/DELOITTE TOUCHE TOHMATSU

Auditores Independentes

THIS DOCUMENT MUST BE DESTROYED OR RETURNED TO DELOITTE TOUCHE TOHMATSU AUDITORES INDEPENDENTES

AND IT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY FORM WITHOUT PERMISSION

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee (“DTTL”), its network of member firms, and their related entities. DTTL and each of its member firms are legally separate and independent entities. DTTL (also referred to as “Deloitte Global”) does not provide services to clients. Please see www.deloitte.com/about for a more detailed description of DTTL and its member firms.

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